Exhibit 99.1

Armada Acquisition Corp. I Announces Separate Trading of its Common Stock and
Warrants, Commencing November 16, 2021

Philadelphia, PA, November 16, 2021 /GLOBE NEWSWIRE/ – Armada Acquisition Corp. I (NASDAQ GM: AACIU) (the “Company”) announced today that, commencing November 16, 2021, holders of the 15,000,000 units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units. The shares of common stock and warrants that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “AACI” and “AAICW”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “AACIU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the units and the underlying securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Northland Securities, Inc. (“Northland”) acted as sole book-running manager of the offering. Cohen & Company Capital Markets, a division of JVB Financial Group LLC, acted as an advisor to the Company.

The initial public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Northland, 150 South 5th Street, Suite 3300, Minneapolis, MN 55402.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. While the Company may pursue an initial business combination target in any industry, it currently intends to focus its efforts identifying businesses in technology, direct to consumer and fintech industries. The Company is led by Stephen P. Herbert, Chairman and Chief Executive Officer, Douglas M. Lurio, President and Director, Mohammad A. Khan, Director, Thomas (Tad) A. Decker, Director, and Celso L. White, Director.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Media and Investors

Stephen P. Herbert

sherbert@armadaacq.com

Douglas M. Lurio

dlurio@armadaacq.com

Investors

Kevin Hunt

Kevin.hunt@icrinc.com

Media

Edmond Lococo

Edmond@Lococo@icrinc.com